  EXHIBIT 99.1

Upexi, Inc. Announces Pricing of $200 Million Concurrent Private Placement of Common Stock and Convertible Notes both Priced above the At-the-Market Price under Nasdaq Rules

TAMPA, FL / Access Newswire / July 11, 2025 / Upexi, Inc. (NASDAQ: UPXI) (the "Company" or "Upexi"), a brand owner specializing in the development, manufacturing and distribution of consumer products with diversification into the cryptocurrency space, today announced that it has entered into securities purchase agreements with certain accredited investors, qualified purchasers and institutional investors, as well as with Allan Marshall, the Company’s Chief Executive Officer, for the purchase and sale of 12,457,186 shares of common stock (or common stock equivalents in lieu thereof) at a price of $4.00 per share (and at a price of $4.94 per share for management’s participation) for aggregate gross proceeds of approximately $50 million (the “Equity Offering”), before deducting placement agent fees and other offering expenses.

The closing of the Equity Offering is expected to occur on or about July 14, 2025, subject to the satisfaction of customary closing conditions. The Company expects to use a portion of the proceeds from the Equity Offering to fund the Company’s existing business operations and for working capital and general corporate purposes, and the balance of the net proceeds shall be used to fund the Company’s Solana treasury strategy.

The Company also announced that, concurrent with the Equity Offering, it has entered into additional securities purchase agreements with certain institutional investors and qualified purchasers for the purchase of Convertible Notes in exchange for locked and spot Solana with an aggregate original principal amount of approximate $150 million (the “Note Offering”).

The Convertible Notes are collateralized by SOL provided by the respective holders.  The Convertible Notes have an interest rate of 2.0% payable on a quarterly basis, a fixed conversion price of $4.25 per share and maturity of 24 months.

Big Brain Holdings is acting as the lead investor in the Note Offering alongside additional institutional investors.

The closing of the Note Offering is expected to occur on or about July 16, 2025, subject to the satisfaction of customary closing conditions. The SOL underlying the Note Offering will become part of the Company’s Solana treasury upon closing.

The Company expects to have approximately 1.65 million SOL upon close of the Note Offering, more than doubling the previously disclosed balance of 735,692 SOL. The net proceeds from the Equity Offering will be deployed into acquiring additional SOL over the coming weeks.

A.G.P./Alliance Global Partners is acting as the sole placement agent in connection with both offerings.

The offer and sale of the foregoing securities is being made in a transaction not involving a public offering, and the securities have not been and will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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About Upexi, Inc.:

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://twitter.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the expected closing of the offerings, the anticipated use of proceeds, that the Company expects to have approximately 1.65 million SOL upon the closing of the Note Offering, more than doubling the previously disclosed balance of SOL, and that the net proceeds from the Equity Offering will be deployed into acquiring additional SOL over the coming weeks. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254

SOURCE: Upexi

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